UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

USANA HEALTH SCIENCES, INC.

(Exact Name of Registrant as Specified in its Charter)

Utah	87-0500306
(State of Incorporation or Organization)	(IRS Employer Identification Number)

3838 West Parkway Boulevard Salt Lake City, Utah	84120
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on
to be registered	which each class is to be registered
Common stock, Par Value $0.001 Per Share	New York Stock Exchange LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates: N/A

Securities to be registered pursuant to Section 12(g) of the Act:

None

This Form 8-A is being filed in connection with the listing by USANA Health Sciences, Inc. (the “Company”) of its common stock, par value $0.001 per share pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended, on the New York Stock Exchange LLC commencing on or about January 3, 2011. The Company is voluntarily delisting its common stock from the Nasdaq Stock Market, LLC effective as of the close of business on or about December 31, 2010.

Item 1.  Description of Registrant’s Securities to be Registered.

The authorized capital stock of the Company consists of 50,000,000 shares of common stock, par value $0.001 per share.  Each holder of the Company’s common stock is entitled to one vote per share on all matters submitted to any vote of the Company’s shareholders. Cumulative voting for the election of directors is not permitted and, therefore, the holders of a majority of the shares of the Company’s common stock will be able to elect all of the directors. The Company’s common stock does not have preemptive rights and is not convertible, redeemable or assessable. The holders of the Company’s common stock are entitled to receive dividends as may be declared by the Company’s Board of Directors out of funds legally available therefor. Upon liquidation or dissolution of the Company, the holders of the Company’s common stock are entitled to share ratably in all net assets available for distribution to stockholders.

The foregoing description of the Company’s common stock does not purport to be complete and is subject to and qualified by our Amended and Restated Articles of Incorporation and our Bylaws, each of which has been filed with the Securities and Exchange Commission and is attached to this Form 8-A, as well as the provisions of the Utah Revised Business Corporation Act.

Exhibit 2.  Exhibits.

The following documents are filed as part of this Form 8-A:

Exhibit No.	Description

1.	Amended and Restated Articles of Incorporation (incorporated by reference to Current Report on Form 8-K, filed April 25, 2006).

2.	Bylaws (incorporated by reference to Current Report on Form 8-K, filed April 25, 2006).

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SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned hereunto duly authorized.

USANA HEALTH SCIENCES, INC.

	By:	/s/ Jeffrey A. Yates
Jeffrey A. Yates, Chief Financial Officer

Date: December 30, 2010

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